Exhibit 10.1
Summary Description of The Dixie Group, Inc.
2012 Incentive Compensation Plan/Range of Incentives, Applicable
Solely to the Second Half of 2012 as effective on August 22, 2012
The following is a description of the Company's 2012 Incentive Plan (“Plan”), applicable solely to the second half of 2012, for its executive officers as effective August 22, 2012.
Pursuant to the Plan, each executive officer will have the opportunity to earn a Cash Incentive Award, a Primary Long-Term Incentive Award of restricted stock, and an award of restricted stock denominated as “Career Shares.” In order to receive any incentive award under the Plan, an executive officer must be actively employed by the Company at the time such award is paid. The potential range of cash incentives and conditions to vesting awards of Primary Long Term Incentive Shares and Career Shares are described below.

Cash Incentive Awards

The Cash Incentive Award component provides each participant with the opportunity to earn a cash incentive ranging from 15% to 25% of such participant's base salary as of January 1, 2012.

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For corporate level executive officers, 40% of the amount of the cash award is based on achievement of specified levels of the Company's operating income for the second half of 2012, adjusted as noted below, (“Adjusted Operating Income”), 40% of the amount is based on achievement of specified levels of Adjusted Operating Income of the Company's Residential Business Unit, and 20% is based on achievement of specified levels of the Company's Contract Business Unit Adjusted Operating Income.

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For executive officers whose responsibilities are primarily related to one of the Company's business units, 50% of the amount of the cash award is based on the achievement of specified levels of their business unit's Adjusted Operating Income, 25% is based on achievement of specified levels of the Company's Adjusted Operating Income, and 25% of the amount is based on achievement of specified levels of Adjusted Operating Income of the Company's other business unit.

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The Compensation Committee may reduce the amount of any award by up to 30% of the amount otherwise earned based on the participant's failure to achieve individual performance goals set by the Compensation Committee.

It is anticipated that cash incentives earned under the Plan will be paid to participants in cash on or prior to March 10, 2013.

Primary Long-Term Incentive Awards and Career Shares

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If the Company attains a minimum Adjusted Operating Income level, each executive officer will receive a Primary Long-Term Incentive Award in restricted shares, the value of which will equal 25% of the executive's base salary plus any Cash Incentive Award paid under the Plan.

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If the Company's Adjusted Operating Income for the second half of 2012 is positive, each executive officer will receive a Career Share Award in restricted shares valued at 20% of the executive's base salary.

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Such awards will be valued based on the market price of the Company's common stock at the time of grant of the award; provided, however, that, for calculation purposes, in no event shall the Company's common stock be valued at an amount less than $5.00 per share.

Primary Long-Term Incentive Awards will vest over 3 years, and Career Shares will vest when the participant becomes (i) qualified to retire from the Company and (ii) has retained the Career Shares for 24 months following the grant date, subject to accelerated vesting or forfeiture as described below. For any participant who becomes age 60 (or any participant who is already age 60 at the time of an award) restricted shares will vest equally over the stated vesting or retention period (three years in the case of Primary Long-Term Incentive awards and two years in the case of Career Shares awards); provided, however, that in no case will such awards be issued later than two and one half months following the year in which such awards vest or are no longer subject to a substantial risk of forfeiture.

Special Conditions to Awards

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Death, disability or a change in control of the Company will cause immediate vesting of all restricted stock issued as Career Shares and as Primary Long-Term Incentive Share Awards. Termination without cause will result in immediate vesting of all Career Share Awards, and acceleration of vesting of Primary Long-Term Incentive Share Awards to the extent such shares have been expensed by the Company. Voluntary termination of employment prior to retirement, or termination of employment for cause will result in the immediate forfeiture of all unvested awards under the Plan. Upon an executive's retirement, vesting will accelerate to the extent that the Company has recognized compensation expense related to the shares. In the event the Plan does not have enough available shares of common stock to fulfill the stock awards portion of the Plan, any stock award granted will be subject to the approval of additional shares by the Company's shareholders.

Adjustments to Calculation of Operating Income

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For purposes of determining whether specified levels of operating income have been achieved, the Committee will add back: 1) any expense associated with acquisitions begun during the year, if any, and 2) any expense (up to a specified level) associated with modifications approved to one of the Company's existing Commercial Initiatives.

Compensation Committee Oversight of Payments

The Compensation Committee has the authority to review and certify the achievement of the performance goals and to administer and interpret the Incentive Compensation Plan. As set forth above, any award to a participant for 2012 may be reduced, but not increased, by the Compensation Committee in its sole discretion based on individual performance criteria.